Consent of Independent Registered Public Accounting Firm


The Board of Trustees
Turner Funds:

We consent to the reference to our firm under the heading "Independent Registered Public Accountants" in the Statement of Additional Information in this Registration Statement of the Turner Midcap Equity Fund.


                                                        /s/ KPMG LLP

Philadelphia, Pennsylvania
January 26, 2007